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                             AGREEMENT AND PLAN OF MERGER

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                                  TABLE OF CONTENTS

ARTICLE 1
   The Merger
      1.1.     THE MERGER. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .1
      1.2.     THE CLOSING . . . . . . . . . . . . . . . . . . . . . . . . . . . . .1
ARTICLE 2
   Articles of Incorporation and Bylaws of the Surviving Corporation
      2.1.     ARTICLES OF INCORPORATION . . . . . . . . . . . . . . . . . . . . . .2
      2.2.     BYLAWS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .2
ARTICLE 3
   Directors and Officers of the Surviving Corporation
      3.1.     DIRECTORS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .2
      3.2.     OFFICERS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .2
ARTICLE 4
   Conversion of Shares in the Merger
      4.1.     CONVERSION OF SHARES. . . . . . . . . . . . . . . . . . . . . . . . .3
      4.2.     DELIVERY OF MERGER CONSIDERATION; CERTAIN DEFINITIONS . . . . . . . .4
      4.3.     EXCHANGE OF CERTIFICATES REPRESENTING SHARES. . . . . . . . . . . . .7
ARTICLE 5
   Representations and Warranties of the Corporation and the Class B Holders
      5.1.     EXISTENCE; GOOD STANDING; CORPORATE AUTHORITY; COMPLIANCE
               WITH LAW. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .8
      5.2.     AUTHORIZATION, VALIDITY AND EFFECT OF AGREEMENTS. . . . . . . . . . .8
      5.3.     CAPITALIZATION. . . . . . . . . . . . . . . . . . . . . . . . . . . .8
      5.4.     TARGET PRACTICES. . . . . . . . . . . . . . . . . . . . . . . . . . .9
      5.5.     OTHER INTERESTS . . . . . . . . . . . . . . . . . . . . . . . . . . .9
      5.6.     NONCONTRAVENTION. . . . . . . . . . . . . . . . . . . . . . . . . . .9
      5.7.     PRIVATE PLACEMENT . . . . . . . . . . . . . . . . . . . . . . . . . 10
      5.8.     FINANCIAL STATEMENTS. . . . . . . . . . . . . . . . . . . . . . . . 10
      5.9.     NO UNDISCLOSED LIABILITIES. . . . . . . . . . . . . . . . . . . . . 11
      5.10.    LITIGATION. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 11
      5.11.    ABSENCE OF CERTAIN CHANGES. . . . . . . . . . . . . . . . . . . . . 11
      5.12.    TAXES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 11
      5.13.    PROPRIETARY RIGHTS. . . . . . . . . . . . . . . . . . . . . . . . . 13
      5.14.    EMPLOYEE BENEFIT PLANS. . . . . . . . . . . . . . . . . . . . . . . 13
      5.15.    LABOR MATTERS . . . . . . . . . . . . . . . . . . . . . . . . . . . 14
      5.16.    RELATED PARTIES . . . . . . . . . . . . . . . . . . . . . . . . . . 15
      5.17     NO BROKERS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 16
      5.18.    VOTE REQUIRED . . . . . . . . . . . . . . . . . . . . . . . . . . . 16

                                       -i-

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      5.19.    CONTRACTS; NO DEFAULT . . . . . . . . . . . . . . . . . . . . . . . 16
      5.20.    REAL PROPERTY . . . . . . . . . . . . . . . . . . . . . . . . . . . 17
      5.21.    INFORMATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . 17
      5.22.    COMPLIANCE WITH APPLICABLE LAWS . . . . . . . . . . . . . . . . . . 17
      5.23.    ENVIRONMENT . . . . . . . . . . . . . . . . . . . . . . . . . . . . 18
      5.24.    INSURANCE . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 18
      5.25.    TITLE TO ASSETS; LIENS. . . . . . . . . . . . . . . . . . . . . . . 19
      5.26.    NO MATERIAL ADVERSE EFFECT. . . . . . . . . . . . . . . . . . . . . 19

ARTICLE 6
   Representations and Warranties of Acquiror
      6.1.     EXISTENCE; GOOD STANDING; CORPORATE AUTHORITY; COMPLIANCE
               WITH LAW. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 19
      6.2.     AUTHORIZATION, VALIDITY AND EFFECT OF AGREEMENTS. . . . . . . . . . 20
      6.3.     CAPITALIZATION. . . . . . . . . . . . . . . . . . . . . . . . . . . 20
      6.4.     SUBSIDIARIES. . . . . . . . . . . . . . . . . . . . . . . . . . . . 20
      6.5.     NONCONTRAVENTION. . . . . . . . . . . . . . . . . . . . . . . . . . 20
      6.6.     FINANCIAL STATEMENTS. . . . . . . . . . . . . . . . . . . . . . . . 21
      6.7.     LITIGATION. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 21
      6.8.     ABSENCE OF CERTAIN CHANGES. . . . . . . . . . . . . . . . . . . . . 22
      6.9.     TAXES AND TAX RETURNS . . . . . . . . . . . . . . . . . . . . . . . 22
      6.10.    LABOR MATTERS . . . . . . . . . . . . . . . . . . . . . . . . . . . 22
      6.11.    NO BROKERS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 22
      6.12.    CAPITAL STOCK . . . . . . . . . . . . . . . . . . . . . . . . . . . 22
      6.13.    COMPLIANCE WITH APPLICABLE LAWS . . . . . . . . . . . . . . . . . . 22
      6.14.    CERTAIN AGREEMENTS. . . . . . . . . . . . . . . . . . . . . . . . . 23
      6.15.    NO MATERIAL ADVERSE EFFECT. . . . . . . . . . . . . . . . . . . . . 23
      6.16.    INFORMATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . 23
      6.17.    ENVIRONMENT . . . . . . . . . . . . . . . . . . . . . . . . . . . . 23
      6.18.    TITLE TO ASSETS; LIENS. . . . . . . . . . . . . . . . . . . . . . . 23
ARTICLE 7
   Covenants
      7.1.     ACQUISITION PROPOSALS . . . . . . . . . . . . . . . . . . . . . . . 24
      7.2.     INTERIM OPERATIONS OF THE CORPORATION . . . . . . . . . . . . . . . 24
      7.3.     FILINGS; OTHER ACTION . . . . . . . . . . . . . . . . . . . . . . . 25
      7.4.     ACCESS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 26
      7.5.     MERGER INDEMNIFICATION AND INSURANCE. . . . . . . . . . . . . . . . 26
      7.6.     FEES AND EXPENSES . . . . . . . . . . . . . . . . . . . . . . . . . 27
      7.7.     PUBLICITY . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 27
      7.8.     LISTING APPLICATION . . . . . . . . . . . . . . . . . . . . . . . . 27
      7.9.     FURTHER ACTION. . . . . . . . . . . . . . . . . . . . . . . . . . . 27
      7.10.    NOTIFICATION OF CERTAIN MATTERS . . . . . . . . . . . . . . . . . . 27
      7.11.    LEGAL CONDITIONS TO MERGER. . . . . . . . . . . . . . . . . . . . . 28

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      7.12.    ACQUIROR BOARD. . . . . . . . . . . . . . . . . . . . . . . . . . . 28
      7.13.    LIBERTY ACQUISITIONS. . . . . . . . . . . . . . . . . . . . . . . . 28
      7.14.    BANK ONE CONSENT. . . . . . . . . . . . . . . . . . . . . . . . . . 28
ARTICLE 8
   Conditions
      8.1.     CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. . . . . 28
      8.2.     CONDITIONS TO OBLIGATION OF THE CORPORATION TO EFFECT
               THE MERGER. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 29
      8.3.     CONDITIONS TO OBLIGATION OF ACQUIROR AND MERGER SUB TO
               EFFECT THE MERGER . . . . . . . . . . . . . . . . . . . . . . . . . 29
      8.4.     FRUSTRATION OF CLOSING CONDITIONS . . . . . . . . . . . . . . . . . 30
ARTICLE 9
   Termination
      9.1.     TERMINATION BY MUTUAL CONSENT . . . . . . . . . . . . . . . . . . . 31
      9.2.     TERMINATION BY EITHER ACQUIROR OR THE CORPORATION . . . . . . . . . 31
      9.3.     TERMINATION BY THE CORPORATION. . . . . . . . . . . . . . . . . . . 31
      9.4.     TERMINATION BY ACQUIROR . . . . . . . . . . . . . . . . . . . . . . 31
      9.5.     EFFECT OF TERMINATION AND ABANDONMENT . . . . . . . . . . . . . . . 31
      9.6.     EXTENSION; WAIVER . . . . . . . . . . . . . . . . . . . . . . . . . 32
ARTICLE 10
   Indemnity
      10.1.    INDEMNIFICATION BY CLASS B HOLDERS. . . . . . . . . . . . . . . . . 33
      10.2.    PROCEDURE FOR INDEMNIFICATION -- THIRD PARTY CLAIMS . . . . . . . . 33
      10.3.    PROCEDURE FOR INDEMNIFICATION -- OTHER CLAIMS . . . . . . . . . . . 34
      10.4.    LIMITATION ON AMOUNT. . . . . . . . . . . . . . . . . . . . . . . . 35
ARTICLE 11
   General Provisions
      11.1.    NONSURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS . . . . . 35
      11.2.    NOTICES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 35
      11.3.    BINDING EFFECT; BENEFIT . . . . . . . . . . . . . . . . . . . . . . 36
      11.4.    ENTIRE AGREEMENT. . . . . . . . . . . . . . . . . . . . . . . . . . 36
      11.5.    AMENDMENT . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 36
      11.6.    GOVERNING LAW . . . . . . . . . . . . . . . . . . . . . . . . . . . 36
      11.7.    COUNTERPARTS. . . . . . . . . . . . . . . . . . . . . . . . . . . . 37
      11.8.    HEADINGS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 37
      11.9.    INTERPRETATION. . . . . . . . . . . . . . . . . . . . . . . . . . . 37
      11.10.   WAIVERS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 37
      11.11.   INCORPORATION OF EXHIBITS AND DISCLOSURE LETTERS. . . . . . . . . . 37
      11.12.   SEVERABILITY. . . . . . . . . . . . . . . . . . . . . . . . . . . . 37
      11.13.   OBLIGATION OF ACQUIROR. . . . . . . . . . . . . . . . . . . . . . . 37
      11.14    MEDIATION AND ARBITRATION . . . . . . . . . . . . . . . . . . . . . 37

                                       -iii-

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EXHIBITS

4.1(i)         Form of Advisor Agreement; Form of Option (Merger Consideration)
4.2(i)(A)      Acquisition Agreement
4.2(i)(C)      MSA
4.2(i)(D)      Dentist Owner Employment Agreement
5.1            Articles of Incorporation and Bylaws of the Corporation
5.3            Options
5.4            Target Practices
5.6            Required Consents
5.9            No Undisclosed Liabilities
5.13           Proprietary Rights
5.14           Employee Benefit Plans
5.16           Related Parties
5.17           No Brokers
5.19           Contracts
5.24           Insurance Policies
5.25           Title to Assets; Liens
6.5            Noncontravention
6.14           Certain Agreements
6.18           Title to Assets; Liens
8.1(iii)       Powers Form of Employment Agreement
8.1(iv)        McAlister Form of Employment Agreement
8.2(ii)        Form of Opinion of Counsel to Acquiror
8.3(ii)        Form of Opinion of Counsel to the Corporation
8.3(iii)       Form of Option
8.3(iv)        SunTrust Equitable Securities Corporation Agreement
8.3(vi)        Termination and Release Agreement

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                             AGREEMENT AND PLAN OF MERGER


      This AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of November 13, 1998, is among PENTEGRA DENTAL GROUP, INC., a Delaware corporation ("Acquiror"), LIBERTY DENTAL ALLIANCE, INC., a Tennessee corporation (the "Corporation"), and LIBERTY ACQUISITION CORPORATION, a Tennessee corporation and a wholly-owned subsidiary of Acquiror ("Merger Sub"), James M. Powers, Jr. ("Powers"), Sylvia H. McAlister ("McAlister"), and William Kelly ("Kelly") (Powers, McAlister and Kelly being collectively referred to in this Agreement as the "Class B Holders").

                                       RECITALS

      A. The Board of Directors of the Corporation and Acquiror each have determined that a business combination between Acquiror and the Corporation is in the best interests of their respective companies and stockholders, and presents an opportunity for their respective companies to achieve long-term strategic objectives, and accordingly have agreed to effect the merger provided for herein upon the terms and subject to the conditions set forth herein.

      B. The Corporation, Acquiror, Merger Sub and the Class B Holders desire to make certain representations, warranties and agreements in connection with the Merger.

      NOW, THEREFORE, in consideration of the foregoing, and of the representations, warranties, covenants and agreements contained herein, the parties hereto hereby agree as follows:

                                      ARTICLE 1

                                      THE MERGER

      1.1. THE MERGER. Subject to the terms and conditions of this Agreement, at the Effective Time (as defined in SECTION 1.3), Merger Sub shall be merged with and into the Corporation in accordance with this Agreement and the separate corporate existence of the Corporation shall thereupon cease (the "Merger"). The Corporation shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the "Surviving Corporation") and shall continue to be governed by the laws of the State of Tennessee, and the separate corporate existence of the Corporation with all its rights, privileges, powers, immunities, purposes and franchises shall continue unaffected by the Merger, except as set forth in ARTICLES 2 AND 3. The Merger shall have the effects specified in Section 48-21-108 of the Tennessee Business Corporation Act (the "TBCA").

      1.2. THE CLOSING. The closing of the Merger (the "Closing") shall take place (i) at the offices of Jackson Walker L.L.P., 901 Main Street, Dallas, Texas, at 9:00 a.m., local time, on the first business day immediately following the day on which the last to be fulfilled or waived of the conditions set forth in ARTICLE 8 shall be fulfilled or waived in accordance herewith or (ii) at such other time and place and/or on such other date as the Corporation and Acquiror may agree. The date on which the Closing occurs is hereafter referred to as the "Closing Date."

      1.3.  EFFECTIVE TIME.  If all the conditions to the Merger set forth in
ARTICLE 8 shall have been fulfilled or waived in accordance herewith and this Agreement shall not have been terminated in accordance with ARTICLE 9, the parties hereto shall, on the Closing Date, cause Articles of Merger meeting the requirements of Section 48-21-107 of the TBCA to be properly executed and filed with the Secretary of State of the State of Tennessee in accordance with such section. The Merger shall become effective at the time of the filing of Articles of Merger in accordance with the TBCA or at such later time as the parties hereto have theretofore agreed upon and designated in such filing as the effective time of the Merger (the "Effective Time").

                                      ARTICLE 2

          ARTICLES OF INCORPORATION AND BYLAWS OF THE SURVIVING CORPORATION

      2.1. ARTICLES OF INCORPORATION. Effective at the Effective Time, the Articles of Incorporation of the Corporation shall be the Articles of Incorporation of the Surviving Corporation.

      2.2. BYLAWS. The Bylaws of the Corporation in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation, until duly amended in accordance with their terms and the TBCA.

                                      ARTICLE 3

                 DIRECTORS AND OFFICERS OF THE SURVIVING CORPORATION

      3.1. DIRECTORS. The persons who are directors of Merger Sub immediately prior to the Effective Time shall, from and after the Effective Time, be and become directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Articles of Incorporation and Bylaws.

      3.2. OFFICERS. The officers of Merger Sub shall continue as officers of the Surviving Corporation until their resignation or removal.

                                      ARTICLE 4

                          CONVERSION OF SHARES IN THE MERGER

      4.1. CONVERSION OF SHARES. The manner of converting shares of the Corporation and Merger Sub in the Merger shall be as follows:

          (i) At the Effective Time, each share of the common stock par value $0.01 per share (the "Common Shares"), of the Corporation issued and outstanding immediately prior to the Effective Time (other than Common Shares, if any, owned by Acquiror, Merger Sub or any other subsidiary of Acquiror (the "Acquiror Group")) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive cash in the amount of $0.01. Additionally, on the dates specified in
SECTION 4.2, holders of Common Shares shall be entitled to receive up to $3.99 and options to purchase up to 0.25 shares of common stock, $0.001 par value of Acquiror (the "Acquiror Common Stock") for each Common Share. Notwithstanding the foregoing, no options to purchase fractional shares will be issued. Rather, the number of shares of Acquiror Common Stock for which an option otherwise would be exercisable will be rounded up to the nearest whole number. The cash and options into which the Common Shares are converted shall be collectively referred to herein as the Common Merger Consideration. The Acquiror's obligation to issue options on conversion of Common Shares is conditioned on the execution by the holder of Common Shares of an Advisor Agreement in the form of EXHIBIT 4.1(i). The options constituting a portion of the Common Merger Consideration shall be in the form of EXHIBIT 4.1(i).

         (ii) At the Effective Time, each share of the Class B common stock, par value $0.01 per share (the "Class B Shares"), of the Corporation issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action of the part of the holder thereof, be converted into the right to receive cash in the amount of $0.01. Additionally, on the dates specified in SECTION 4.2, holders of Class B Shares shall be entitled to receive up to one (1) share of Acquiror Common Stock for each Class B Share. Notwithstanding the foregoing, no fractional shares of Acquiror Common Stock will be issued. Rather, the number of shares of Acquiror Common Stock into which a Class B Share is converted will be rounded up to the nearest whole number. The cash and shares of Acquiror Common Stock into which the Class B Shares are converted shall be referred to herein as the "Class B Merger Consideration" and the Common Merger Consideration and Class B Merger Consideration are collectively referred to herein as the "Merger Consideration". The Common Shares and the Class B Shares shall be collectively referred to herein as the "Shares". The Merger Consideration shall be deliverable only as set forth in SECTION 4.2.

        (iii) As a result of the Merger and without any action on the part of the holder thereof, all Shares shall cease to be outstanding and shall be canceled and retired and shall cease to exist, and each holder of a certificate (a "Certificate") representing any Shares shall thereafter cease to have any rights with respect to such Shares, except the right to receive, without interest, the

Merger Consideration in accordance with SECTION 4.1(i) or SECTION 4.1(ii), as the case may be, following the surrender of such Certificate and at the times specified in SECTION 4.2.

         (iv) Each Share issued and held in the Corporation's treasury at the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, shall cease to be outstanding and shall be canceled and retired without payment of any consideration therefor and shall cease to exist.

          (v) At the Effective Time, each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time as a result of the Merger shall continue to be an issued and outstanding share of common stock of the Surviving Corporation. Each certificate representing immediately prior to the Effective Date issued shares of common stock of Merger Sub shall continue to evidence ownership of the same number of shares of common stock of the Surviving Corporation.

         (vi) Notwithstanding anything in this Agreement to the contrary, Shares outstanding immediately prior to the Effective Time held by a holder (if any) who is entitled to demand, and who properly demands, appraisal for such shares in accordance with all provisions of the Tennessee law concerning the right of such holders to dissent from the Merger and demand appraisal of his shares ("Dissenting Shares") shall not be converted into a right to receive Merger Consideration in accordance with SECTIONS 4.1(i) and 4.2 unless such holder fails to perfect or otherwise loses such holder's right to appraisal, if any. If, after the Effective Time, such holder fails to perfect or loses any such right to appraisal, such shares shall be treated as if they had been converted as of the Effective Time into the right to receive Merger Consideration in accordance with SECTION 4.1(i) and 4.2 hereof. The Corporation shall give prompt notice to Acquiror of any demands received by the Corporation for appraisal of Shares, and Acquiror shall have the right to participate in and direct all negotiations and proceedings with respect to such demands. The Corporation shall not, except with the prior written consent of Acquiror, make any payment with respect to, or settle or offer to settle, any such demands.

      4.2. DELIVERY OF MERGER CONSIDERATION; CERTAIN DEFINITIONS. The Merger Consideration shall be deliverable by Acquiror as set forth below:

          (i) As used herein a "Liberty Practice Acquisition" is an acquisition by a member of the Acquiror Group of substantially all of the assets of or the entire equity interest in a dental practice with which the Corporation has executed a letter of intent prior to the date hereof that is listed on
EXHIBIT 5.4 or that Powers or the Corporation has identified in writing to Acquiror on or before December 31, 1998 as a dental practice with which Powers or the Corporation has had communications prior to December 31, 1998 regarding a dental practice management affiliation and which Powers or the Corporation expects to execute a letter of intent with Acquiror regarding a dental practice management affiliation on or prior to June 30, 1999 (a
"Liberty Practice"), which acquisition meets the following criteria, unless otherwise agreed by Acquiror:

                  (A) The Acquisition is consummated on or before June 30, 1999 pursuant to the terms of an acquisition agreement in the form of EXHIBIT 4.2(i)(A) (with such changes therein as may be approved in writing by Acquiror);

                  (B) The aggregate consideration paid by a member of the Acquiror Group in connection with the acquisition is no greater than 95% of the Practice Gross Revenues (hereinafter defined) of the dental practice acquired. For purposes of this subparagraph (B), the value attributed to any promissory note or convertible promissory note delivered at closing will be the principal amount of the promissory note or convertible promissory note delivered at closing. For purposes of this subparagraph (B), the value of any Acquiror Common Stock delivered at closing will be the price agreed to between the dental practice acquired, the Acquiror and the Corporation;

                  (C) Concurrently with closing, the dental practice or a successor practice formed by the equity owners of the dental practice acquired will enter into a 30-year management services agreement substantially in the form of EXHIBIT 4.2(i)(C) (an "MSA") with a member of the Acquiror Group (with such changes therein as may be approved in writing by Acquiror) providing for a service fee based on 15% of collected revenues of the dental practice, with the minimum service fee being no less than 15% of the dental practice's Practice Gross Revenues (hereinafter defined). However, in states where the management services fee legally cannot be based on a percentage of collected revenues, the management fee will be based on a methodology chosen by Acquiror's general counsel or, in the absence of a general counsel, Acquiror's principal outside counsel, based on the advice of local counsel;

                  (D) Concurrently with closing, the equity owners of the dental practice will execute employment agreements in the form attached hereto as EXHIBIT 4.2(i)(D) ("Dentist Employment Agreements") with the dental practice pursuant to which the dentists agree to devote their full time and attention to the dental practice for a period of five years beginning on the closing date, subject to limited exceptions acceptable to Acquiror;

                  (E) Concurrently with closing, the dentist employees of the dental practice who are not equity owners of the dental practice will execute employment agreements with the dental practice in form satisfactory to Acquiror.

                  (F) The persons receiving shares of Acquiror Common Stock in connection with the acquisition will agree in writing not to sell or transfer such shares of Acquiror Common Stock for a period of one year following closing;

                  (G) Acquiror's legal, financial and operational due diligence with respect to the dental practice acquired shall have been completed by Acquiror and the results of such due diligence investigation shall have been satisfactory to Acquiror.

         (ii) As used herein "Practice Gross Revenues" refer to the collected revenues of a dental practice for the year ended December 31, 1997.

        (iii) Upon receipt of Certificates for Common Shares and letters of transmittal in accordance with SECTION 4.3, $0.01 per Common Share of the Common Merger Consideration shall be deliverable by Acquiror.

         (iv)     One-third (1/3) of the remaining Common Merger
Consideration shall be deliverable by Acquiror when members of the Acquiror Group have consummated Liberty Practice Acquisitions representing a total of $10,000,000 in Practice Gross Revenues.

          (v)     One-third (1/3) of the remaining Common Merger
Consideration shall be deliverable by Acquiror when members of the Acquiror Group have consummated Liberty Practice Acquisitions representing a cumulative total of $25,000,000 in Practice Gross Revenues.

         (vi)     One-third (1/3) of the remaining Common Merger
Consideration shall be deliverable by Acquiror when members of the Acquiror Group have consummated Liberty Practice Acquisitions representing a cumulative total of $40,000,000 in Practice Gross Revenues.

        (vii) Upon receipt of the Certificates for Series B Shares and letters of transmittal in accordance with SECTION 4.3, $0.01 in cash shall be deliverable for each Class B Share.

       (viii) Twenty percent (20%) of the remaining Class B Merger Consideration shall be deliverable by Acquiror when members of the Acquiror Group have consummated Liberty Practice Acquisitions representing a total of $10,000,000 in Practice Gross Revenues.

         (ix) An additional thirty percent (30%) of the remaining Class B Merger Consideration shall be deliverable by Acquiror when members of the Acquiror Group have consummated Liberty Practice Acquisitions representing a cumulative total of $20,000,000 in Practice Gross Revenues. However, in the event that at or before June 30, 1999, members of the Acquiror Group have consummated Liberty Practice Acquisitions representing more than a cumulative total of $10,000,000 but less than a cumulative total of $20,000,000 in Practice Gross Revenues, there shall be deliverable by Acquiror as the total remaining Class B Merger Consideration an additional percentage of Class B Merger Consideration determined by multiplying thirty percent (30%) by the quotient of (a) the difference between $10,000,000 and the cumulative total of Practice Gross Revenues in excess of $10,000,000 attributable to Liberty Practice Acquisitions consummated by members of the Acquiror Group at or before June 30, 1999 divided by (b) $10,000,000.

          (x) An additional forty percent (40%) of the remaining Class B Merger Consideration shall be deliverable by Acquiror when members of the Acquiror Group have consummated Liberty Practice Acquisitions representing a cumulative total of $40,000,000 in Practice Gross Revenues. However, in the event that at or before June 30, 1999, members of the

Acquiror Group have consummated Liberty Practice Acquisitions representing more than a cumulative total of $20,000,000 but less than a cumulative total of $40,000,000 in Practice Gross Revenues, there shall be deliverable by Acquiror as the total remaining Class B Merger Consideration an additional percentage of Class B Merger Consideration determined by multiplying forty percent (40%) by the quotient of (a) the difference between $20,000,000 and the cumulative total of Practice Gross Revenues in excess of $20,000,000 attributable to Liberty Practice Acquisitions consummated by members of the Acquiror Group at or before June 30, 1999 divided by (b) $20,000,000.

         (xi) The final ten percent (10%) of the remaining Class B Merger Consideration shall be deliverable by Acquiror when members of the Acquiror Group have consummated Liberty Practice Acquisitions representing a cumulative total of $50,000,000 in Practice Gross Revenues. However, in the event that at or before June 30, 1999, members of the Acquiror Group have consummated Liberty Practice Acquisitions representing more than a cumulative total of $40,000,000 but less than a cumulative total of $50,000,000 in Practice Gross Revenues, there shall be deliverable by Acquiror as the total remaining Class B Merger Consideration an additional percentage of Class B Merger Consideration determined by multiplying ten percent (10%) by the quotient of (a) the difference between $10,000,000 and the cumulative total of Practice Gross Revenues in excess of $40,000,000 attributable to Liberty Practice Acquisitions consummated by members of the Acquiror Group at or before June 30, 1999 divided by (b) $10,000,000.

      4.3.  EXCHANGE OF CERTIFICATES REPRESENTING SHARES.

          (i) At the Effective Time, Acquiror shall mail to each person who was, at the Effective Time, a holder of record (other than any of the Acquiror Group) of a Certificate or Certificates (i) a letter of transmittal which shall specify that delivery shall be effected, and a risk of loss and title to the Certificates shall pass, upon (and only upon) delivery of the Certificates to Acquiror, and which shall be in such form and have such other provisions as Acquiror may reasonably specify, and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender to the Acquiror of a Certificate for cancellation together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, the holder of such Certificate shall, subject to the provisions of SECTION 4.2 hereof, be entitled to receive in exchange therefor the Merger Consideration, which such holder has the right to receive in respect of the Certificate surrendered pursuant to the provisions of this ARTICLE 4, after giving effect to any required tax withholdings, and the Certificate so surrendered shall forthwith be canceled. No interest will be paid or accrued on the amount payable upon surrender of Certificates.

         (ii) At or after the date hereof, there shall be no transfers on the stock transfer books of the Corporation of Shares which were outstanding immediately prior to the date hereof. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be canceled and exchanged for certificates for Merger Consideration in accordance with the procedures set forth in this ARTICLE 4.

        (iii) None of the Corporation, the Surviving Corporation, Merger Sub, the Acquiror or any other person shall be liable to any former holder of Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

         (iv) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, Acquiror will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration, deliverable in respect thereof pursuant to this Agreement.


                                      ARTICLE 5

      REPRESENTATIONS AND WARRANTIES OF THE CORPORATION AND THE CLASS B HOLDERS

      The Corporation and the Class B Holders jointly and severally represent and warrant to Acquiror as of the date of this Agreement as follows:

      5.1. EXISTENCE; GOOD STANDING; CORPORATE AUTHORITY; COMPLIANCE WITH LAW. The Corporation is a corporation duly incorporated, validly existing and in good standing under the laws of Tennessee. The Corporation is qualified to do business and is in good standing only under the laws of the State of Tennessee, which is the only jurisdiction in which the character of the properties owned or leased by it or in which the transaction of its business makes such qualification necessary, except where the failure to be so qualified would not have a material adverse effect on the business of the Corporation (a "Corporation Adverse Effect"). As used in this Agreement, the term "material adverse effect" means, with respect to any entity, a material adverse effect on the financial condition, properties, business prospects, or results of operations of such entity and its subsidiaries taken as a whole, and on the ability of such entity to perform its obligations hereunder or to consummate the transactions contemplated hereby. The Corporation has all requisite corporate power and authority to own, operate and lease its properties and carry on its business as now conducted. The Corporation has delivered to Acquiror complete and correct copies of the Articles of Incorporation and Bylaws of the Corporation, as amended to the date hereof, copies of which are attached hereto as EXHIBIT 5.1.

      5.2. AUTHORIZATION, VALIDITY AND EFFECT OF AGREEMENTS. The Corporation has the requisite corporate power and authority to execute and deliver this Agreement and all agreements and documents contemplated hereby by Acquiror, and the consummation by the Corporation of the transactions contemplated hereby, have been duly authorized by all requisite corporate action. This Agreement constitutes, and all agreements and documents contemplated hereby (when executed and delivered pursuant hereto for value received) will constitute, the valid and legally binding obligations of the Corporation enforceable in accordance with their terms, except as the same may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting generally the enforcement of creditors' rights and by general principles of equity.

      5.3. CAPITALIZATION. The authorized capital stock of the Corporation consists of 100,000,000 Common Shares. At the date of this Agreement, there are 315,750 Common Shares and 545,000 Class B Shares issued and outstanding.
EXHIBIT 5.3 includes a complete list of the Corporation's shareholders at the date of this Agreement. The Corporation has no Shares reserved for issuance, except that, as of the date of this Agreement, 145,000 Common Shares are reserved for issuance pursuant to outstanding options listed on EXHIBIT 5.3 (the "Options"). Except as listed on EXHIBIT 5.3, the Corporation has no outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or, are convertible into or exercisable for securities having the right to vote) with the stockholders of the Corporation on any matter ("Voting Debt"). All of the issued and outstanding Common Shares and Class B Shares are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. Other than as set forth above or as listed on EXHIBIT 5.3, there are not at the date of this Agreement any existing options, warrants, calls, subscriptions, convertible securities, or other rights or other agreements or commitments which obligate the Corporation to issue, transfer or sell any shares of capital stock of the Corporation. EXHIBIT 5.3 includes a true and complete list of all options currently outstanding to purchase the Corporation's securities, including the names of the holders thereof and the number of securities subject to each option. After the Effective Time, assuming that all outstanding Options are exchanged as contemplated by SECTION 8.3(iii), the Surviving Corporation will have no obligation to issue, transfer or sell any Shares or common stock of the Surviving Corporation pursuant to any Employee Benefit Plan (as defined in SECTION 5.14).

      5.4.  TARGET PRACTICES.  EXHIBIT 5.4 lists:

          (i) Each entity with which the Corporation has entered into a letter of intent with respect to a dental practice affiliation (each such entity is referred to herein as a "Target Practice" and collectively such entities are referred to herein as the "Target Practices"); and

         (ii) to the extent available to the Corporation, with respect to each Target Practice, the type of entity that comprises the Target Practice and its jurisdiction of organization or formation.

      5.5. OTHER INTERESTS. The Corporation does not own, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or entity.

      5.6. NONCONTRAVENTION. Neither the execution and delivery by the Corporation of this Agreement, nor the consummation by the Corporation of the transactions contemplated hereby and thereby in accordance with the terms hereof and thereof, will: (i) conflict with or result in a breach of any provisions of the Articles of Incorporation or Bylaws of the Corporation; (ii) result in a breach or violation of, a default under, or the triggering of any payment or other material obligations pursuant to, or accelerate vesting under the terms of any outstanding options or warrants to purchase the Corporation's securities, or (iii) violate, or conflict with, or result in a material breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or in a right of termination or cancellation of, or accelerate the performance required by, or result in the creation of any lien, security interest, charge or encumbrance upon any of the material properties of the Corporation under, or result in being declared void, voidable, or without further binding effect, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust or any material license, franchise, permit, lease, contract, agreement, management services agreement or other instrument or commitment or obligation ("Contracts") to which the Corporation is a party other than Contracts which require the consent of the other party or parties thereto to assign or transfer to Merger Sub or Acquiror by reason of the execution of this Agreement or the consummation of the transactions contemplated herein, which required consents are set forth on EXHIBIT 5.6, or by which the Corporation or any of its properties is bound or affected except with respect to matters which are not material to the business of the Corporation.

      5.7. PRIVATE PLACEMENT. The Corporation has delivered to Acquiror the Corporation's Private Placement Memorandum dated January 12, 1998 and all amendments and supplements thereto filed (the "Memorandum"). The Memorandum
(i) was prepared in all material respects in accordance with the requirements of the Securities Act of 1933, as amended (the "Securities Act") and all applicable state securities laws, and the rules and regulations thereunder and (ii) does not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The private placement of Shares contemplated by the Memorandum was conducted and consummated in compliance with the Securities Act, all applicable state securities laws and the rules and regulations thereunder.

      5.8.  FINANCIAL STATEMENTS.  The Corporation has delivered to Acquiror
(a) an audited balance sheet of Acquiror as at December 31, 1997 (including the notes thereto, the "Balance Sheet"), and the related audited statements of income, changes in shareholders' equity and cash flows for the fiscal year then ended, including in each case the notes thereto, together with the report thereon of Arthur Andersen, LLP, independent certified public accountants, and (b) an unaudited balance sheet of the Corporation as at September 30, 1998 (the "Interim Balance Sheet") and the related unaudited statement[s] of income, changes in shareholders' equity, and cash flows for the nine (9) months then ended, including in each case the notes thereto. Such financial statements fairly present the financial condition and the results of operations, changes in shareholders' equity, and cash flows of the Corporation as at the respective dates of and for the periods referred to in such financial statements, all in accordance with GAAP, subject, in the case of interim financial statements, to normal recurring year-end adjustments (the effect of which will not, individually or in the aggregate, be materially adverse) and the absence of notes (that, if presented, would not differ materially from those included in the Balance Sheet). The financial statements referred to in this SECTION 5.8 reflect the consistent application of such accounting principles throughout the periods involved, except as disclosed in the notes to such financial statements. The financial statements have been and will be prepared from and are in accordance with the books and records of the Corporation.

The Corporation has also delivered to Acquiror copies of all letters from the Corporation's auditors to the Corporation's board of directors or the audit committee thereof since the Corporation's inception.

      5.9. NO UNDISCLOSED LIABILITIES. Except as set forth in EXHIBIT 5.9, the Corporation has no liabilities or obligations of any nature (whether known or unknown and whether absolute, accrued, contingent, or otherwise) except for liabilities or obligations reflected or reserved against in the Balance Sheet or the Interim Balance Sheet or as otherwise may be incurred in the ordinary course of business.

      5.10. LITIGATION. There are no actions, suits or proceedings pending against the Corporation or, to the knowledge of the officers of the Corporation or the Class B Holders, threatened against the Corporation, at law or in equity, or before or by any federal, state or local commission, board, bureau, agency or instrumentality.

      5.11. ABSENCE OF CERTAIN CHANGES. Since its incorporation, the Corporation has conducted no business other than incident to the proposed Liberty Practice Acquisitions and there has not been (i) any damage, destruction or loss (not covered by insurance) with respect to any assets of the Corporation; (ii) any change in the Corporation or any development or combination of developments of which its officers or the Class B Holders have knowledge which has resulted or is reasonably likely to result in a Corporation Adverse Effect; (iii) any declaration, setting aside or payment of any dividend or other distribution with respect to the Shares; or (iv) any material change in the Corporation's accounting principles, practices or methods.

      5.12. TAXES.

          (i) FILING OF TAX RETURNS. The Corporation has duly and timely filed with the appropriate governmental agencies all income, excise, corporate, franchise, property, sales, use, payroll, withholding and other tax returns (including information returns) and reports required to be filed by the United States or any state or any political subdivision thereof or any foreign jurisdiction. All such tax returns or reports are complete and accurate and properly reflect the taxes of the Corporation for the periods covered thereby.

         (ii) PAYMENT OF TAXES. The Corporation has paid or accrued all taxes, penalties and interest which have become due with respect to any returns that it has filed and any assessments of which it is aware. The Corporation is not delinquent in the payment of any tax, assessment or governmental charge.

        (iii) NO PENDING DEFICIENCIES, DELINQUENCIES, ASSESSMENTS OR AUDITS. No tax deficiency or delinquency has been asserted against the Corporation. There is no unpaid assessment, proposal for additional taxes, deficiency or delinquency in the payment of any of the taxes of the Corporation that could be asserted by any taxing authority. There is no taxing authority audit of the

Corporation pending or threatened. The Corporation has not violated any federal state, local or foreign tax law, except as would not have a Corporation Adverse Effect.

         (iv) NO EXTENSION OF LIMITATION PERIOD. The Corporation has not granted an extension to any taxing authority of the limitation period during which any tax liability may be assessed or collected.

          (v) ALL WITHHOLDING REQUIREMENTS SATISFIED. All monies required to be withheld by the Corporation and paid to governmental agencies for all income, social security, unemployment insurance, sales, excise, use and other taxes have been collected or withheld and either paid to the respective governmental agencies or set aside in accounts for such purpose.

         (vi) STATE UNEMPLOYMENT TAXES. In respect of its most recently completed reporting period, the Corporation has paid state unemployment taxes to the state of Tennessee at the rate of 2.7 percent of the wages paid by the Corporation during such period that are subject to such tax. The Corporation does not know or have reason to know of any increase or proposed increase, or facts that would lead to an increase, in the rate of such state unemployment tax for any period in the future.

        (vii) REASONABLE EXPENDITURES. All amounts paid by the Corporation (i) to officers, employees, consultants and agents as salaries, compensation, and expenses reimbursed by the Corporation, and (ii) as rental payments, have been in amounts which are reasonable and deductible for income tax purposes.

       (viii) AFFILIATED GROUP. The Corporation is not, and in prior years has not been, a member of an affiliated group, as such term is defined in Section 1504 of the Code, filing a consolidated return.

         (ix) SAFE HARBOR LEASE. None of the assets of the Corporation constitute property that Acquiror or any member of the Acquiror Group, will be required to treat as being owned by another person pursuant to the "Safe Harbor Lease" provisions of Section 168(f)(8) of the Code prior to repeal by the Tax Equity and Fiscal Responsibility Act of 1982.

          (x) TAX EXEMPT ENTITY. None of the assets of the Corporation are or will be subject to a lease to a "tax exempt entity" as such term is defined in Section 168(h)(2) of the Code.

         (xi) COLLAPSIBLE CORPORATION. The Corporation has not at any time consented to have the provisions of Section 341(f)(2) of the Code apply to it.

        (xii) CHANGE IN ACCOUNTING METHOD. The Corporation has not voluntarily or involuntarily changed a method of accounting resulting in the Corporation's inclusion of amounts in income pursuant to adjustments under
Section 481 of the Code.

       (xiii) S CORPORATION. The Corporation is not currently and at no time has been an S corporation as such term is defined in Section 1361(a) of the Code.

        (xiv) GOLDEN PARACHUTE. The Corporation is not a party to any employment agreement, or any incentive compensation, deferred compensation, profit sharing, stock option, stock bonus, stock purchase, savings, retirement, pension or other similar plan or arrangement which would require a payment, and the Corporation will not make a payment that would not be deductible by Acquiror or the Corporation because such payment or other compensation would constitute an excess parachute payment within the meaning of Section 280G of the Code.

      5.13. PROPRIETARY RIGHTS. EXHIBIT 5.13 lists all material patents, trademarks, trade names, service marks, service names, copyrights, know how, other proprietary intellectual property rights, applications therefor and licenses or other rights in respect thereof ("Intellectual Property") used or held for use in connection with the business of the Corporation. The Corporation owns or has valid, binding, enforceable and adequate rights to use all Intellectual Property without any conflict with the rights of others.
 The Corporation has not received any notice from any other person pertaining to or challenging its right to use any Intellectual Property or any trade secrets, proprietary information, inventions, processes and procedures owned or used by or licensed to it, except with respect to rights the loss of which, individually have not had and are not reasonably likely to result in a Corporation Adverse Effect. To the knowledge of the officers of the Corporation or the Class B Holders, none of the officers or employees of the Corporation is in violation of any term of any employment contract, or any other contract or agreement relating to the relationship of any such employee with the Corporation or any other party the result of which has had or is reasonably likely to result in a cost, loss or damage to the Corporation in excess of $1,000.

      5.14. EMPLOYEE BENEFIT PLANS.

          (i) EXHIBIT 5.14 contains a complete and accurate list of the following: (I) all employee benefit plans (the "Employee Benefit Plans") (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) sponsored or administered by the Corporation or any ERISA Affiliate to which the Corporation or any ERISA Affiliate contributes or is required to contribute on behalf of the Corporation's current or former employees; (II) all compensation plans, funds, arrangements and practices (the "Compensation Plans") sponsored by the Corporation for the benefit of its current or former employees, including plans providing for bonuses, incentive compensation, stock options, fringe benefits, and deferred compensation; and (III) all employment agreements (the "Employment Agreements") to which the Corporation is a party with respect to the Corporation's employees, including agreements pertaining to employee leasing, services, noncompetition, and other similar matters with current or former employees. The term "ERISA Affiliate" shall include any person, entity or arrangement which is considered one employer with the Corporation within the meaning of Section 414 of the Code or Section 4001 of ERISA. No Employee Benefit Plan is a single-employer plan within the meaning of Section 4001(a)(15) of ERISA or a multiemployer plan (within the meaning of Section 4001(a)(3) of ERISA.

         (ii) Each Employee Benefit Plan has been administered and maintained in compliance with all applicable laws, rules and regulations, and all reports required by any governmental agency have been timely filed. No Employee Benefit Plan or Compensation Plan is currently the subject of an audit, investigation, enforcement action or other similar proceeding conducted by any state or federal agency. There is no proceeding, claim (other than routine claims for benefits), lawsuit, or investigation pending or to the knowledge of the officers of the Corporation or the Class B Holders threatened, concerning or involving any Compensation Plan or Employee Benefit Plan. There is no litigation involving, and there are no proceedings before, the U.S. Department of Labor or any other commission or administrative or regulatory authority pending against the Corporation or any ERISA Affiliate, or against any fiduciary of any Compensation Plan or Employee Benefit Plan, relating to claims for benefits, breaches of duties or relating in any way to the maintenance or operation of such plans; and to the knowledge of the officers of the Corporation or the Class B Holders no such claim exists or has been threatened.

        (iii) The Corporation has received a current favorable determination letter or ruling from the Internal Revenue Service for each Employee Benefit Plan sponsored by the Corporation, and each amendment thereto, intended to be qualified within the meaning of Section 401(a) of the Code and/or tax-exempt within the meaning of Section 501(a) of the Code. No proceedings exist or, to the knowledge of the officers of the Corporation or the Class B Holders, have been threatened that could result in the revocation of any such favorable determination letter or ruling.

         (iv) All contributions due to each Employee Benefit Plan have been made in a timely manner and all liabilities of the Corporation with respect to the Employee Benefit Plans and Compensation Plans are reflected in the Corporation's balance sheet.

          (v) The Corporation has no obligation or commitment to provide medical, dental or life insurance benefits to or on behalf of any of the Corporation's employees who may retire or any of the Corporation's former employees who have retired from employment with the Corporation, except as provided in Section 4980B of the Code with respect to continuation coverage under COBRA.

         (vi) There are no restrictions on the rights of the Corporation to amend or terminate any Employee Benefit Plan or Compensation Plan without incurring any liability thereunder.

      5.15. LABOR MATTERS.

          (i) The Corporation has never been a party to any agreement with any union, labor organization or collective bargaining unit. No employees of the Corporation are represented by any union, labor organization or collective bargaining unit. To the knowledge of the officers of the Corporation or the Class B Holders, the Corporation's employees have no intention to and have not threatened to organize or join a union, labor organization or collective bargaining unit, and there are no existing or threatened labor strikes, disputes, grievances, controversies or other labor troubles affecting the Corporation, nor does any basis therefor exist.

         (ii) The Corporation has been and is in compliance with all applicable laws, rules, regulations and ordinances respecting employment and employment practices, terms and conditions of employment and wages and hours, and is not liable for any arrears of wages or penalties for failure to comply with any of the foregoing. The Corporation has not engaged in any unfair labor practice or discriminated on the basis of race, color, religion, sex, national origin, age or handicap in its employment conditions or practices. There are no unfair labor practice charges or complaints or racial, color, religious, sex, national origin, age or handicap discrimination charges or complaints pending or, to the knowledge of the officers of the Corporation or the Class B Holders, threatened against the Corporation before any federal, state or local court, board, department, commission or agency nor to their knowledge, does any basis therefor exist.

      5.16. RELATED PARTIES. Except as set forth on EXHIBIT 5.16, to the knowledge of the officers of the Corporation or the Class B Holders, none of the executive officers or directors of the Corporation or any entity controlled by any of the foregoing or any member of the immediate family of any of the foregoing or any Class B Holder:

          (i) owns, directly or indirectly, any interest in (except for stock holdings not in excess of two percent (2%) held solely for investment purposes in securities which are listed on a national securities exchange or which are regularly traded in the over-the-counter market), or is an owner, sole proprietor, stockholder, partner, director, officer, employee, provider, consultant or agent of any person which is a competitor, lessor, lessee or customer of or a party to a management services or similar agreement with, or supplier of goods or services to, the Corporation;

         (ii) owns, directly or indirectly, in whole or in part, any real property, leasehold interests, tangible property or intangible property which the Corporation currently uses in its business;

        (iii) has any cause of action or other suit, action or claim whatsoever against, or owes any amount to the Corporation.

         (iv) has sold to, or purchased from, the Corporation any assets or property since the incorporation of the Corporation;

          (v) is competing or at any time since the incorporation of the Corporation has competed, directly or indirectly, with the Corporation; or

         (vi)     is indebted to the Corporation.

      As used in this SECTION 5.16, a person's immediate family shall mean such person's spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, and brothers and sisters-in-law.

      5.17 NO BROKERS. Except as set forth on EXHIBIT 5.17, the Corporation has not entered into any contract, arrangement or understanding with any person or firm which may result in the obligation of Acquiror to pay any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby.

      5.18. VOTE REQUIRED. The affirmative vote of the holders of a majority of the outstanding Shares is the only vote of the holders of any class or series of capital stock of the Corporation necessary to approve the Merger. Such vote has been obtained.

      5.19. CONTRACTS; NO DEFAULT.

          (i) EXHIBIT 5.19 sets forth as of the date of this Agreement a list of each Contract of the Corporation:

            (A) involving an aggregate payment or commitment per Contract on the part of any party of more than $1,000 during the 12-month period ended December 31, 1998;

            (B) with an individual or entity rendering services as an employee of or contractor to the Corporation;

            (C) concerning a partnership or joint venture with another person; or

            (D) involving the provision by the Corporation of dental practice management or similar services;

            (E) involving an acquisition of assets or securities, which acquisition has not yet been consummated or has been consummated by the Corporation since its incorporation; or

            (F)   evidencing indebtedness of the Corporation.

         (ii) EXHIBIT 5.19 lists each Contract to which the Corporation is a party limiting the right of the Corporation prior to the Effective Time, or the Surviving Corporation or any of its subsidiaries or affiliates (other than individuals) at or after the Effective Time, to engage in, or to compete with any person in, any business, including each contract or agreement containing exclusivity provisions restricting the geographical area in which, or the method by which, any business may be conducted by the Corporation prior to the Effective Time, or Surviving Corporation or any of its subsidiaries or affiliates (other than individuals) after the Effective Time.

        (iii) Each Contract, and each other contract or agreement of the Corporation which would have been required to be disclosed on EXHIBIT 5.19 had such contract or agreement been entered into prior to the date of this Agreement, is in full force and effect and is a legal, valid and binding Contract and there is no material default (or any event which, with the giving of notice or lapse of time or both, would be a material default) by the Corporation or, to the knowledge of the executive officers of the Corporation or the Class B Holders, any other party, in the timely performance of any obligation to be performed or paid under any of Contracts or any such other contract or agreement.

      5.20. REAL PROPERTY.

          (i) The Corporation does not own or have the option or right to acquire any real property.

         (ii) With respect to the sublease dated January 13, 1998 relating to the Corporation's principal executive offices in Nashville, Tennessee (the "Nashville Lease"):

                  (A) such lease is in full force and effect and is a legal, valid and binding obligation of the Corporation, enforceable by the Corporation in accordance with its terms;

                  (B) no notice of default under such lease has been received by the Corporation which is still in effect, the Corporation is not in breach or default of such lease, and no event has occurred which, with notice or lapse of time, would constitute such a breach or default or permit termination, modification or acceleration under such lease;

                  (C) as of the date of this Agreement, to the knowledge of the officers of the Corporation or the Class B Holders, there are no pending or threatened condemnation or eminent domain proceedings with respect to the real property subject to such lease; and

                  (D) as of the date of this Agreement, the Corporation has not received notice of any special assessments relating to the real property subject to such lease.

        (iii) The Nashville Lease is the only lease to which the Corporation is a party related to real property.

      5.21. INFORMATION. No representation or warranty made by the Corporation contained in this Agreement and no statement contained in any certificate, list, exhibit or other instrument specified in this Agreement contains any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading.

      5.22. COMPLIANCE WITH APPLICABLE LAWS. The Corporation holds all permits, licenses, variances, exemptions, orders and approvals of all courts, administrative agencies or commissions or other governmental authorities or instrumentalities, domestic or foreign (each, a "Governmental Entity") necessary or required for the conduct of the business of the Corporation (the "Corporation Permits"), except for such permits, licenses, variances, exemptions, orders and approvals the failure to hold which would not have a Corporation Adverse Effect. The Corporation is in compliance with the terms of the Corporation Permits, except for such failures to comply, which, singly or in the aggregate, would not have a Corporation Adverse Effect. The business of the Corporation is not being conducted in violation of any law, ordinance or regulation of any Governmental Entity, except for possible violations which individually or in the aggregate do not and could not have a Corporation Adverse Effect. No investigation or review by any Governmental Entity with respect to the Corporation is pending, or, to the knowledge of the officers of the Corporation or the Class B Holders, threatened, nor has any Governmental
Entity indicated an intention to conduct the same.

      5.23. ENVIRONMENT. As used herein, the term "Environmental Laws" means all federal, state, local or foreign laws relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata), including without limitation laws relating to emissions, discharges, releases or threatened releases of chemicals, pollutants, contaminants, or industrial, toxic or hazardous substances or wastes into the environment, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of chemicals, pollutants, contaminants, or industrial, toxic or hazardous substances or wastes, as well as all authorizations, codes, decrees, demands or demand letters, injunctions, judgments, licenses, notices or notice letters, orders, permits, plans or regulations issued, entered, promulgated or approved thereunder. There are, with respect to the Corporation, no past or present violations of Environmental Laws, releases of any material into the environment, actions, activities, circumstances, conditions, events, incidents, or contractual obligations which may give rise to any common law liability or any liability under the Comprehensive Environmental Response Compensation and Liability Act of 1980 ("CERCLA") or similar state or local laws, which liabilities, either individually or in the aggregate, would have a Corporation Adverse Effect.

      5.24. INSURANCE.

          (i) The Corporation has (A) property, fire and casualty insurance policies, with extended coverage (subject to reasonable deductibles), sufficient to allow it to replace any of its properties that might be damaged or destroyed, and (B) liability, workers compensation insurance and bond and surety arrangements reasonably adequate, in light of the business in which it is engaged, to protect it and its financial condition against the risks involved in the business conducted by it.
EXHIBIT 5.24 sets forth a list of all such policies.

         (ii) EXHIBIT 5.24 sets forth any pending claims under each of the policies listed therein, and there are no other pending claims under any of such policies, and no event has occurred and no condition exists that could reasonably be expected to give rise to or serve as a basis for any such claim.

        (iii) The Corporation is not in default under any insurance policy or bond listed on EXHIBIT 5.24 and no event which would (with the passage of time, notice or both) constitute a breach or default thereunder by the Corporation or, to the knowledge of the officers of the Corporation or the Class B Holders, the insurer thereunder, has occurred, or, to the knowledge of the officers of the Corporation or the Class B Holders, will occur as a result of the transactions contemplated herein. Consummation of the transactions contemplated herein will not (and will not give any person or entity a right to) terminate or modify any material rights of, or accelerate or augment any material obligation of the Corporation under any insurance policy or bond insofar as such policy or bond relates to or covers incidents that give rise to claims for incidents taking place prior to the Closing Date. The Corporation has not done anything by way of action or inaction which might invalidate or diminish coverage under any of such policies in whole or in part. There are no outstanding requirements or recommendations of any insurance company that has issued a policy to the Corporation which require or recommend any changes to the conduct of the business of the Corporation or any repair or other work with respect to any of its properties.

      5.25. TITLE TO ASSETS; LIENS. Except as disclosed on EXHIBIT 5.25, the Corporation has good and marketable title to all of its assets, and such assets are free and clear of any material mortgages, liens, charges, encumbrances, or title defects of any nature whatsoever. The Corporation has valid and enforceable leases for the premises and the equipment, furniture and fixtures purported to be leased by it. All such leases are listed on
EXHIBIT 5.25.

      5.26. NO MATERIAL ADVERSE EFFECT. Except as disclosed in this Agreement or the exhibits hereto, the Corporation and Class B Holders are not aware of any fact which, alone or together with another fact, is likely to result in a Corporation Adverse Effect.

                                      ARTICLE 6

                      REPRESENTATIONS AND WARRANTIES OF ACQUIROR

      Acquiror represents and warrants to the Corporation and Class B Holders as of the date of this Agreement as follows:

      6.1.  EXISTENCE; GOOD STANDING; CORPORATE AUTHORITY; COMPLIANCE WITH
LAW. Acquiror is a corporation duly incorporated, validly existing in good standing under the laws of Delaware. Acquiror is duly licensed or qualified to do business as a foreign corporation and in good standing under the laws of each jurisdiction in which the character of the properties owned or leased by it therein or in which the transaction of its business makes such qualification necessary, except where the failure to be so qualified would not have a material adverse effect on the business of Acquiror taken as a whole, which for purposes of this Agreement shall mean the business of Acquiror and the Acquiror Subsidiaries (hereinafter defined) taken as a whole (an "Acquiror Adverse Effect"). Acquiror has all requisite corporate power and authority to own, operate and lease its properties and carry on its business as now conducted.
The copies of Acquiror's Certificate of Incorporation and

Bylaws previously delivered to the Corporation are true and correct. Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of Delaware. Merger Sub has not conducted any business or incurred any liabilities other than in connection with the negotiation and execution of this Agreement. Merger Sub is duly licensed or qualified to do business as a foreign corporation and is in good standing under the laws of each jurisdiction in which the character of the properties owned or leased by it therein or in which the transaction of its business makes such qualification necessary. Merger Sub has the corporate power and authority to execute and deliver this Agreement and consummate the transactions contemplated hereby.

      6.2. AUTHORIZATION, VALIDITY AND EFFECT OF AGREEMENTS. The sole stockholder of Merger Sub has approved this Agreement. The execution and delivery of this Agreement and all agreements and documents contemplated hereby by Acquiror and Merger Sub, and the consummation by them of the transactions contemplated hereby and thereby, have been duly authorized by all requisite corporate action. This Agreement constitutes, and all agreements and documents contemplated hereby (when executed and delivered pursuant hereto for value received) will constitute, the valid and legally binding obligations of Acquiror and Merger Sub, enforceable in accordance with their terms, except as the same may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting generally the enforcement of creditors' rights and by general principles of equity.

      6.3. CAPITALIZATION. The authorized capital stock of Acquiror consists of 40,000,000 shares of Acquiror Common Stock and 10,000,000 shares of Preferred Stock, par value $0.001 per share ("Acquiror Preferred Stock"). As of September 30, 1998, there were 7,613,033 shares of Acquiror Common Stock issued and outstanding and no shares of Acquiror Preferred Stock issued and outstanding. Acquiror has no shares of Acquiror Common Stock or Acquiror Preferred Stock reserved for issuance, except that, as of September 30, 1998, 2,000,000 shares of Acquiror Common Stock were reserved for issuance pursuant to Acquiror's 1997 Stock Compensation Plan. Acquiror has no outstanding Voting Debt. All such issued and outstanding shares of Acquiror Common Stock are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. No certificate of designation has been filed by Acquiror with the office of the Delaware Secretary of State with respect to the Acquiror Preferred Stock

      6.4. SUBSIDIARIES. Acquiror owns, directly or indirectly, each of the outstanding shares of capital stock of each of Acquiror's subsidiaries (individually, an "Acquiror Subsidiary" and collectively, the "Acquiror Subsidiaries"). Each Acquiror Subsidiary is duly licensed or qualified to do business as a foreign corporation and is in good standing under the laws of each jurisdiction in which the character of the properties owned or leased by it therein or in which the transaction of its business makes such qualification necessary, except where the failure to be so qualified would not have an Acquiror Adverse Effect.

      6.5. NONCONTRAVENTION. Except as set forth on EXHIBIT 6.5, neither the execution and delivery by Acquiror of this Agreement, nor the consummation by Acquiror of the transactions contemplated hereby in accordance with the terms hereof, will: (i) conflict with or result in a breach of any provisions of the Certificate of Incorporation or Bylaws of Acquiror;
(ii) violate, or conflict with, or result in a material breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or in a right of termination or cancellation of, or accelerate the performance required by, or result in the creation of any material lien, security interest, charge or encumbrance upon any of the material properties of Acquiror under, or result in being declared void, voidable, or without further binding effect, any of the terms, conditions or provisions of any Contract to which Acquiror is a party, or by which Acquiror or any of its properties is bound or affected except with respect to matters which are not material to the business of Acquiror taken as a whole; or (iii) require any material consent, approval or authorization of, or declaration, filing or registration with, any governmental or regulatory authority, of which the failure to obtain would have an Acquiror Adverse Effect.

      6.6. FINANCIAL STATEMENTS. Acquiror has delivered to the Corporation Acquiror's Registration Statement on Form S-4 (No. 333-49473) together with all amendments thereto and Acquiror's Quarterly Report on Form 10-Q for the quarter ended June 30, 1998, each in the form (including exhibits and any amendments thereto) filed with the Securities and Exchange Commission ("SEC") (collectively, the "Acquiror Reports"). As of their respective dates, the Acquiror Reports (i) were prepared in accordance with the requirements of the Securities Act, the Securities Exchange Act of 1934, as amended (the "Exchange Act") and the rules and regulations thereunder and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Each of the consolidated balance sheets of Acquiror included in or incorporated by reference into the Acquiror Reports (including any related notes and schedules) fairly presents the consolidated financial position of Acquiror and the Acquiror Subsidiaries as of its date and each of the consolidated statements of income, retained earnings and cash flows of Acquiror included in or incorporated by reference into the Acquiror Reports (including any related notes and schedules) fairly presents the consolidated results of operations, retained earnings and cash flows, as the case may be, of Acquiror and the Acquiror Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to normal year-end adjustments which would not be material in amount or effect), in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except as may be noted therein and subject to normal year-end adjustments in the case of interim financial statements. Except as and to the extent set forth on the unaudited consolidated balance sheet of Acquiror and the Acquiror Subsidiaries at June 30, 1998, including all notes thereto, neither Acquiror nor any Acquiror Subsidiaries has any material liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on, or reserved against in, a consolidated balance sheet of Acquiror or in the notes thereto, prepared in accordance with generally accepted accounting principles consistently applied, except liabilities arising in the ordinary course of business since such date.

      6.7. LITIGATION. There are no actions, suits or proceedings pending against Acquiror or Acquiror's Subsidiaries or, to the knowledge of the executive officers of Acquiror, threatened against Acquiror or Acquiror's Subsidiaries, at law or in equity, or before or by any federal, state or local commission, board, bureau, agency or instrumentality that are reasonably likely to have an Acquiror Adverse Effect.

      6.8. ABSENCE OF CERTAIN CHANGES. Except as disclosed in the Acquiror Reports filed with the SEC prior to the date hereof or has otherwise been publicly announced, since June 30 1998, Acquiror has conducted its business only in the ordinary course of such business and there has not been (i) any material adverse change in such business of which its executive officers have knowledge; (ii) any declaration, setting aside or payment of any dividend or other distribution with respect to its capital stock; or (iii) any material change in its accounting principles, practices or methods.

      6.9. TAXES AND TAX RETURNS. Acquiror (i) has timely filed all federal, state, local and foreign tax returns required to be filed by it for the years ended prior to the date of this Agreement or requests for extensions have been timely filed and any such request shall have been granted and not expired and all such filed returns are complete in all material respects, (ii) has paid or accrued all taxes shown to be due and payable on such returns and (iii) has properly accrued all such taxes for periods subsequent to the periods covered by such returns.

      6.10. LABOR MATTERS. Acquiror is not a party to or bound by any collective bargaining agreement. There is no unfair labor practice or labor arbitration proceeding pending or, to the knowledge of the executive officers of Acquiror, threatened relating to its business. To the knowledge of the executive officers of Acquiror, there are not any organizational efforts presently being made or threatened involving employees of Acquiror.

      6.11. NO BROKERS. Acquiror has not entered into any contract, arrangement or understanding with any person or firm which may result in the obligation of Acquiror to pay any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby, Acquiror is not aware of any claim for payment of any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby.

      6.12. CAPITAL STOCK. The outstanding shares of common stock of Merger Sub are validly issued, fully paid and nonassessable and are owned directly by Acquiror. The issuance and delivery by Acquiror of the Merger Consideration in connection with the Merger have been duly and validly authorized by all necessary corporate action on the part of Acquiror. The shares of Acquiror Common Stock to be issued in connection with the exercise of the options comprising a portion of the Merger Consideration, when issued in accordance with the terms of this Agreement, will be validly issued, fully paid and nonassessable and listed on the American Stock Exchange (the "AMEX").

      6.13. COMPLIANCE WITH APPLICABLE LAWS. Acquiror and the Acquiror Subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities required or necessary for the conduct of their respective businesses, except for such permits, licenses, variances, exemptions, orders and approvals the failure of which to hold would not have an Acquiror Adverse Effect (the "Acquiror Permits"). Acquiror and the Acquiror Subsidiaries are in compliance with the terms of the Acquiror Permits, except for such failures to comply, which singly or in the aggregate, would not have an Acquiror Adverse Effect.
Except as disclosed in the Acquiror Reports filed prior to the date of this Merger Agreement, the businesses of Acquiror and the Acquiror Subsidiaries are not being conducted in violation of any law, ordinance or regulation of any Governmental Entity, except for possible violations which individually or in the aggregate do not and would not have an Acquiror Adverse Effect. No investigation or review by any Governmental Entity with respect to Acquiror or any of the Acquiror Subsidiaries is pending, or, to the knowledge of Acquiror, threatened, nor has any Governmental Entity indicated an intention to conduct the same, other than those the outcome of which would not have an Acquiror Adverse Effect.

      6.14. CERTAIN AGREEMENTS. Except as disclosed in the Acquiror Reports filed prior to the date of this Agreement or as set forth on EXHIBIT 6.14 neither Acquiror nor any of the Acquiror Subsidiaries is a party to any oral or written (i) agreement, contract, indenture or other instrument relating to Indebtedness in an amount exceeding $1,000,000 or (ii) other contract, agreement or commitment (except those entered into in the ordinary course of business) having an Acquiror Adverse Effect. Neither Acquiror nor any of the Acquiror Subsidiaries is in default (with or without notice or lapse of time, or both) under any indenture, note, credit agreement, loan document, lease, license or other agreement including, but not limited to, any benefit plan, whether or not such default has been waived, which default, alone or in the aggregate with other such defaults, would have an Acquiror Adverse Effect.

      6.15. NO MATERIAL ADVERSE EFFECT. Except as disclosed in the Acquiror Reports, Acquiror is not aware of any fact which, alone or together with another fact, is likely to result in an Acquiror Adverse Effect.

      6.16. INFORMATION. No representation or warranty made by Acquiror contained in this Agreement and no statement contained in any certificate, list, exhibit or other instrument specified in this Agreement, including without limitation the exhibits hereto, contains any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading.

      6.17. ENVIRONMENT. There are not, with respect to Acquiror or any of the Acquiror Subsidiaries, no past or present violations of Environmental Laws, releases of any material into the environment, actions, activities, circumstances, conditions, events, incidents, or contractual obligations which may give rise to any common law liability or any liability under CERCLA or similar state or local laws, which liabilities, either individually or in the aggregate, would have an Acquiror Adverse Effect.

      6.18. TITLE TO ASSETS; LIENS. Except as disclosed on EXHIBIT 6.18, to the extent material to the business or operations of Acquiror and the Acquiror Subsidiaries, Acquiror has good and marketable title to all of its inventory, accounts receivable, property, equipment and other assets, and such assets are free and clear of any material mortgages, liens, charges, encumbrances, or title defects of any nature whatsoever, except for such mortgages, liens, charges, encumbrances or title defects which would not materially and adversely affect the value of such property as carried on Acquiror's financial statements contained in the Acquiror Reports or would not have an Acquiror Adverse Effect. Acquiror and the Acquiror Subsidiaries have valid and enforceable leases for the premises and the equipment, furniture and fixtures purported to be leased by them, except for leases, the failure of which to have or be enforceable, would not have an Acquiror Adverse Effect.

                                      ARTICLE 7

                                      COVENANTS

      7.1. ACQUISITION PROPOSALS. The Corporation shall not, directly or indirectly, take (nor shall the Corporation authorize or permit its officers, directors, employees, representatives, investment bankers, attorneys, accountants or other agents or affiliates, to take) any action to (i) encourage, solicit or initiate the submission of any Acquisition Proposal (hereinafter defined), (ii) enter into any agreement with respect to any Acquisition Proposal or (iii) participate in any way in discussions or negotiations with, or furnish any information to, any person in connection with, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal. The Corporation will promptly communicate to Acquiror any solicitation by the Corporation and the terms of any proposal or inquiry, including the identity of the person and its affiliates making the same, that it may receive in respect of any such transaction, or of any such information requested from it or of any such negotiations or discussions being sought to be initiated with it. "Acquisition Proposal" shall mean any proposed (A) merger, consolidation or similar transaction involving the Corporation, (B) sale, lease or other disposition, directly or indirectly, by merger, consolidation, share exchange or otherwise of assets of the Corporation (including, but not limited to, letters of intent to which the Corporation is a party) representing 30% or more of the assets of the Corporation, (C) issue, sale, or other disposition of (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase, or securities convertible into, such securities) representing 20% or more of the voting power of the Corporation or (D) transaction in which any person shall acquire beneficial ownership (as such term is defined in Rule 13d-3 under the Exchange Act), or the right to acquire beneficial ownership or any "group" (as such term is defined under the Exchange Act) shall have been formed which beneficially owns or has the right to acquire beneficial ownership of 20% or more of the outstanding Shares.

      7.2. INTERIM OPERATIONS OF THE CORPORATION. The Corporation covenants and agrees that, from and after the date hereof until the Effective Time (except as Acquiror shall otherwise agree or except as otherwise contemplated by this Agreement):

          (i) The business of the Corporation shall be conducted only in the ordinary course and, to the extent consistent therewith, the Corporation shall use its commercially reasonable efforts to preserve its business organization intact.

         (ii) The Corporation shall not (a) amend its Articles of Incorporation or Bylaws; (b) split, combine or reclassify any outstanding capital stock; (c) declare, set aside or pay any dividend payable in cash, stock or property with respect to any of its capital stock or (d) repurchase, redeem or otherwise acquire, directly or indirectly, any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock.

        (iii) The Corporation shall not (a) issue, sell, pledge, dispose of or encumber, or authorize or propose the issuance, sale, pledge, disposition or encumbrance of, any shares of, or securities convertible or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of its capital stock of any class or Voting Debt;
(b) transfer, lease, license, guarantee, sell, mortgage, pledge, dispose of any other property or assets or encumber any property or assets or incur or modify any indebtedness or other liability; (c) authorize capital expenditures; (d) make any acquisitions of, or investment in, substantially all the assets of or stock of any other person or entity; or (e) make any payment to third parties for goods or services which are not commercially reasonable or on an arm's length basis.

         (iv) The Corporation shall not grant any bonus or pay increase or any severance or termination pay to, or enter into any employment agreement with, any director, officers or other employee of the Corporation, except as (y) may be required to satisfy existing contractual obligations of the Corporation as of the date hereof, or (z) required by applicable law.

          (v) The Corporation shall not establish, adopt, enter into, make or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, employee stock ownership, deferred compensation, employment, termination, severance or other plan, trust, fund, policy or arrangement for the benefit of any class of directors, officers or employees or make, or accelerate the vesting of, any grants, awards, benefits or options under any such plans.

         (vi) The Corporation shall not, except in the ordinary and usual course of business and on commercially reasonable terms, modify, amend or terminate any of its Contracts or waive, release or assign any rights or claims.

        (vii) The Corporation shall not change its method of accounting as in effect at September 30, 1998, except as required by changes in generally accepted accounting principles as concurred in by the Corporation's independent auditors. The Corporation will not change its fiscal year.

       (viii) The Corporation will not authorize or enter into an agreement to do any of the actions referred to in paragraphs (i) through
(vii) above unless such agreement is conditioned upon the consent of Acquiror.

      7.3. FILINGS; OTHER ACTION. Subject to the terms and conditions herein provided, the Corporation and Acquiror shall: (a) use all reasonable efforts to cooperate with one another in (i) determining which filings are required to be made prior to the Effective Time with, and which consents, approvals, permits or authorizations are required to be obtained prior to the Effective Time from, governmental or regulatory authorities of the United States, the several States and foreign jurisdictions in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and thereby and (ii) timely making all such filings and timely seeking all such consents, approvals, permits or authorizations; and (b) use all reasonable efforts to take, or cause to be taken, all other action and do, or cause to be done, all other things, necessary, proper or appropriate to consummate and make effective the transactions contemplated by this Agreement. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purpose of this Agreement, the proper officers and/or directors of Acquiror, Merger Sub and the Corporation shall take all such necessary action.

      7.4. ACCESS. Each of Acquiror and the Corporation shall afford to the other party and to the officers, employees, accountants, counsel, financial advisors and other representatives of such other party, reasonable access during normal business hours during the period prior to the Effective Time to all their respective properties, books, contracts, commitments, personnel and records and, during such period, each of Acquiror and the Corporation shall, and shall cause each of its respective subsidiaries to, furnish promptly to the other party (a) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of Federal of state securities laws and (b) all other information concerning its business, properties and personnel as such other party may reasonably request.

      7.5.  MERGER INDEMNIFICATION AND INSURANCE.

          (i) Acquiror and Merger Sub agree that all rights to indemnification for acts or omissions occurring at or prior to the Effective Time now existing in favor of the current or former directors or officers of the Corporation as provided in their respective articles or certificates of incorporation or bylaws shall survive the Merger and shall continue in full force and effect in accordance with their terms.

         (ii) In the event Acquiror, the Surviving Corporation or any of their successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then and in each such case, proper provisions shall be made so that the successors and assigns of Acquiror or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this SECTION 7.5.

        (iii) This SECTION 7.5 shall survive the consummation of the Merger at the Effective Time, is intended to benefit the Corporation, Acquiror, the Surviving Corporation and the persons indemnified pursuant to
SECTION 7.5(i), and shall be binding on all successors and assigns of Acquiror and the Surviving Corporation.

      7.6. FEES AND EXPENSES. Except as provided below in this SECTION 7.6, all fees and expenses incurred in connection with the Merger, this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

      7.7. PUBLICITY. Acquiror shall consult with the Corporation in issuing any press releases or otherwise making public statements with respect to the transactions contemplated hereby and in making any filings with any federal or state governmental or regulatory agency or with any national securities exchange with respect thereto. The Corporation shall not issue any press releases or otherwise make public announcements with respect to the transaction contemplated hereby without the prior written consent of Acquiror.

      7.8. LISTING APPLICATION. Prior to the time of issuance, Acquiror shall prepare and submit to the AMEX a listing application covering Acquiror Common Stock to be issued upon exercise of options comprising a portion of the Merger Consideration and upon conversion of the Class B Shares in accordance with the terms of this Agreement and shall use its best efforts to obtain approval for the listing of such Acquiror Common Stock upon official notice of issuance.

      7.9. FURTHER ACTION. Each party hereto shall, subject to the fulfillment at or before the Effective Time of each of the conditions of performance set forth herein or the waiver thereof, perform such further acts and execute such documents as may be reasonably required to effectuate the Merger.

      7.10. NOTIFICATION OF CERTAIN MATTERS.

          (i)     The Corporation shall give prompt notice to Acquiror of:
(a) any notice of, or other communication which becomes known to an executive officer of the Corporation relating to, a default or event that, with notice or lapse of time or both, would become a default, received by the Corporation, subsequent to the date of this Agreement and prior to the Effective Time, under any Contract material to the business of the Corporation and to which the Corporation is a party or is subject; and (b) any change that results in a Corporation Adverse Effect. The Corporation shall give prompt notice to Acquiror when any notice or other communication from any third party becomes known to an executive officer of the Corporation alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement.

         (ii) The Corporation shall give prompt notice to Acquiror, and Acquiror or Merger Sub shall give prompt notice to the Corporation, of (a) any representation or warranty made by it contained in this Agreement that is qualified as to materiality becoming untrue or inaccurate in any respect or any such representation or warranty that is not so qualified becoming untrue or inaccurate in any material respect or (b) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; PROVIDED HOWEVER, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

      7.11. LEGAL CONDITIONS TO MERGER. Each party shall use its best efforts to take, or cause to be taken, all actions necessary to comply promptly with all legal requirements which may be imposed on such party with respect to the Merger and, subject to the terms and conditions set forth in this Agreement, to consummate the transactions contemplated by this Agreement; provided that nothing in this Agreement shall limit the ability of Acquiror or the Corporation to exercise any of its rights or perform any of its obligations under ARTICLE 9 of this Agreement. Each party will promptly cooperate with and furnish information to each other party in connection with any such restriction suffered by, or requirement imposed upon, it or any of its subsidiaries in connection with the foregoing.

      7.12. ACQUIROR BOARD. Acquiror shall use its best efforts to cause Powers to be elected to the Board of Directors (as Chairman of the Board) of Acquiror following the consummation by members of the Acquiror Group of Liberty Practice Acquisitions representing $10,000,000 in Practice Gross Revenues.

      7.13. LIBERTY ACQUISITIONS. From the date of this Agreement through June 30, 1999, Acquiror shall use its reasonable efforts to consummate Liberty Practice Acquisitions.

      7.14. BANK ONE CONSENT. Acquiror shall use its best efforts to obtain the consent of Bank One, Texas, N.A. ("Bank One") to the consummation of the Merger or to obtain a new credit facility (replacing its existing credit facility with Bank One) at or prior to January 31, 1999. However, failure to succeed in obtaining the consent of Bank One to consummation of the Merger or a replacement credit facility shall not, in and of itself, constitute a breach of the terms of this Agreement.

                                      ARTICLE 8

                                      CONDITIONS

      8.1. CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The respective obligations of each party to effect the Merger shall be subject to the fulfillment in all material respects at or prior to the Effective Time of the following conditions:

          (i) None of the parties hereto shall be subject to any order or injunction against the consummation of the transaction contemplated by this Agreement. In the event any such order or injunction shall have been issued, each party agrees to use its reasonable efforts to have any such injunction lifted.

         (ii) No more than 5% of the outstanding Shares immediately prior to the Merger shall constitute Dissenting Shares in accordance with SECTION 4.1(vi).

        (iii) Powers shall have executed and delivered to the Corporation an employment agreement in the form of EXHIBIT 8.1(iii) and such employment agreement shall be in full force and effect.

         (iv) McAlister shall have executed and delivered to the Corporation an employment agreement in the form of EXHIBIT 8.1(iv).

          (v) Bank One shall have consented to the consummation of the Merger or in the absence of such consent, Acquiror shall have obtained a new credit facility replacing its existing credit facility with Bank One.

      8.2. CONDITIONS TO OBLIGATION OF THE CORPORATION TO EFFECT THE MERGER. The obligation of the Corporation to effect the Merger shall be subject to the fulfillment in all material respects at or prior to the Effective Time of the following conditions:

          (i) Acquiror and Merger Sub shall have performed each agreement contained in this Agreement required to be performed on or prior to the Effective Time and the representations and warranties of Acquiror contained in this Agreement shall be true in all material respects on and as of the Effective Time (other than any failure to so perform or any misrepresentation or omission which would not materially influence the investment decision of a reasonable purchaser of securities); and the Corporation shall have received a certificate of the President of Acquiror certifying to such effect.

         (ii) The Corporation shall have received an opinion of Jackson Walker L.L.P., counsel to Acquiror, substantially in the form of EXHIBIT 8.2(ii).

      8.3. CONDITIONS TO OBLIGATION OF ACQUIROR AND MERGER SUB TO EFFECT THE MERGER. The obligation of Acquiror and Merger Sub to effect the Merger shall be subject to the fulfillment in all material respects at or prior to the Effective Time of the following conditions:

          (i) The Corporation shall have performed its agreements contained in this Agreement required to be performed on or prior to the Effective Time and the representations and warranties of the Corporation contained in this Agreement shall be true in all respects on and as of the Effective Time (other than any failure to so perform or any misrepresentation or omission which would not materially influence the investment decision of a reasonable purchaser of securities); and Acquiror shall have received a certificate of the President of the Corporation certifying to such effect.

         (ii) The Acquiror shall have received an opinion of Baker, Donelson, Bearman & Caldwell, counsel to the Corporation, substantially in the form of EXHIBIT 8.3(ii).

        (iii) The holders of the options to purchase the corporation's securities listed on EXHIBIT 5.3 (the "Corporation Options") shall have agreed in writing to exchange their Corporation Options for options to purchase a like number (145,000) shares of Acquiror Common Stock, which options shall be in the form of EXHIBIT 8.3(iii).

         (iv) SunTrust Equitable Securities Corporation shall have executed an agreement with the Corporation substantially in the form of
EXHIBIT 8.3(iv).

          (v) Acquiror shall have received evidence reasonably satisfactory to Acquiror that at the Closing Date accrued but unpaid liabilities of the Corporation, including fees (the "Closing Date Liabilities") do not exceed $250,000. Acquiror and Merger Sub acknowledge and agree that the Closing Date Liabilities shall not include (a) legal and accounting fees and expenses specifically authorized in writing by Acquiror incurred to effect Liberty Practice Acquisitions or (b) expenses incurred by the Corporation to promote Liberty Practice Acquisitions that are approved in writing by Acquiror. At Closing, the Corporation will present to Acquiror
(a) final statements of Arthur Andersen L.L.P. and Baker, Donelson, Bearman & Caldwell L.L.P. and (b) a statement of all other liabilities for which the Corporation is responsible for payment in connection with the transactions contemplated by this Agreement.

         (vi) Acquiror and the Corporation shall have received from each person listed on EXHIBIT 5.19 as a party to an Employment Agreement or Consulting Agreement with the Corporation an executed termination and release agreement in the form of EXHIBIT 8.3(vi).

        (vii) Acquiror and the Corporation shall have received a written resignation of each director and officer of the Corporation effective the Effective Time.

       (viii) Acquiror shall have received letter agreements from each of Powers, McAlister and Kelly in the form requested by Acquiror providing for the restriction of the sale of one-half (1/2) of the shares of Pentegra Common Stock received by them hereunder for a period of one year from the date of issuance and one-half of the shares of Pentegra Common Stock received by them hereunder for a period of two years from the date of issuance.

      8.4. FRUSTRATION OF CLOSING CONDITIONS. None of the Corporation, Acquiror and Merger Sub may rely on the failure of any condition set forth in
SECTION 8.1, 8.2 OR 8.3, as the case may be, to be satisfied if such failure was caused by such party's failure to act in good faith or to use its best efforts to consummate the Merger and the other transactions contemplated by this Agreement, as required by SECTION 7.3.

                                      ARTICLE 9

                                     TERMINATION

      9.1. TERMINATION BY MUTUAL CONSENT. This Agreement may be terminated and may be abandoned at any time prior to the Effective Time by the mutual consent of Acquiror, Merger Sub and the Corporation.

      9.2. TERMINATION BY EITHER ACQUIROR OR THE CORPORATION. This Agreement may be terminated and the Merger may be abandoned by action of the Board of Directors of either Acquiror or the Corporation if the Merger shall not have been consummated by January 31, 1999, provided that the terminating party shall not have breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the occurrence of the failure referred to in such clause.

      9.3. TERMINATION BY THE CORPORATION. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action of the Board of Directors of the Corporation, if (i) the Board of Directors of Acquiror shall have withdrawn or modified in a manner adverse to the Corporation its approval or recommendation of this Agreement or the Merger, or (ii) there has been a breach by Acquiror or Merger Sub of any representation, warranty, covenant or agreement contained in this Agreement which would have an Acquiror Adverse Effect which is not curable or, if curable, is not cured within 30 days after written notice of such breach is given by the Corporation to the Acquiror.

      9.4. TERMINATION BY ACQUIROR. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action of the Board of Directors of Acquiror, if (a) the Board of Directors of the Corporation shall have withdrawn or modified in a manner adverse to Acquiror its approval or recommendation of this Agreement, or the Merger, or shall have recommended to stockholders of the Corporation an Acquisition Proposal, or (b) there has been a breach by the Corporation of any representation, warranty, covenant or agreement contained in this Agreement, or the Stock Option Agreement which would have a Corporation Adverse Effect which is not curable or, if curable, is not cured within 30 days after written notice of such breach is given by Acquiror to the party committing such breach.

      9.5.  EFFECT OF TERMINATION AND ABANDONMENT.

          (i) In the event of termination of this Agreement and the abandonment of the Merger pursuant to this ARTICLE 9, no party hereto (or any of its directors or officers) shall have any liability or further obligation to any other party to this Agreement except as provided in SECTION 9.5(ii),
SECTION 7.7 (subject to SECTION 9.5(ii)) and SECTION 11.6 below, and except that nothing herein will relieve any party from liability for any breach of this Agreement.

         (ii) In the event that any person shall have made an Acquisition Proposal for the Corporation and thereafter this Agreement is terminated by either party (other than pursuant to the breach of this Agreement by Acquiror) then the Corporation, if requested by Acquiror, shall, subject to the provisions set forth below, promptly, but in no event later than two days after the date of such request, pay Acquiror $300,000, which amount shall be payable by wire transfer of same day funds; provided that no fee shall be payable to Acquiror pursuant to this SECTION 9.5(ii) unless and until (i) any person (other than Acquiror) (an "Acquiring Party") has entered into a letter of intent, agreement in principle or definitive agreement to acquire, by purchase, merger, consolidation, sale, assignment, lease, transfer or otherwise, in a transaction or a series of transactions, a majority of the voting power of the outstanding securities of the Corporation or 50% or more of the assets of the Corporation (including, but not limited to, letters of intent to which the Corporation is a party), (ii) there has been executed a letter of intent, agreement in principle or definitive agreement with respect to a consolidation, merger or similar transaction between the Corporation and an Acquiring Party in which the stockholders of the Corporation immediately prior to such proposed consolidation, merger or similar transaction do not own securities representing at least 50% of the outstanding voting power of the surviving entity (or, if applicable, any entity in control of such Acquiring Party) of such proposed consolidation, merger or similar transaction immediately following the consummation thereof, or (iii) an Acquiring Party, or any "group" (as such term is defined under Section 13(d) of the Exchange Act) acquires beneficial ownership or the right to acquire beneficial ownership of 50% of the common stock of the Corporation, whether by tender offer, exchange offer or otherwise. The Corporation acknowledges that the agreements contained in this SECTION 9.5(ii) are an integral part of the transactions contemplated in this Agreement, and that, without these agreements, Acquiror and Merger Sub would not enter into this Agreement; accordingly, if the Corporation fails to promptly pay the amount due pursuant to this SECTION 9.5(ii), and, in order to obtain such payment, Acquiror or Merger Sub commences a suit which results in a judgment against the Corporation for the fee set forth in this paragraph (b), the non-prevailing party shall pay to the prevailing party its costs and expenses (including attorneys' fees) in connection with such suit, together with interest on the amount of the fee at the prime rate of Bank One, N.A. in effect on the date such payment was required to be made.

      9.6. EXTENSION; WAIVER. At any time prior to the Effective Time of the Merger, any party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (ii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                      ARTICLE 10

                                      INDEMNITY

      10.1. INDEMNIFICATION BY CLASS B HOLDERS. The Class B Holders, jointly and severally, will indemnify and hold harmless Acquiror, and its officers, directors, stockholders and subsidiaries (collectively, the "Indemnified Persons"), and will reimburse the Indemnified Persons, for any loss, liability, claim, damage, expense (including costs of investigation and defense and reasonable attorneys' fees and expenses) or diminution of value, whether or not involving a third-party claim (collectively, "Damages"), arising from or in connection with: (i) any breach of any representation or warranty, covenant or agreement made by the Corporation or the Class B Holders in this Agreement, or any other certificate or document delivered by the Corporation or any Class B Holder pursuant to this Agreement; (ii) any reimbursement made by the Corporation of advances by dental practices to the Corporation pursuant to the letters of intent listed on EXHIBIT 5.4; or (iii) any amounts by which the Closing Date Liabilities of the Corporation exceed $250,000.

      10.2. PROCEDURE FOR INDEMNIFICATION -- THIRD PARTY CLAIMS.

          (i)     Promptly after receipt by an Indemnified Party under
SECTION 10.1 of notice of the commencement of any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, public or private) commenced, brought, conducted or heard by or before or otherwise involving any governmental body or arbitrator (a "Proceeding") against it, such Indemnified Party will, if a claim is to be made against an indemnifying party under this ARTICLE 10, give notice to the indemnifying party of the commencement of such Proceeding, but the failure to notify the indemnifying party will not relieve the indemnifying party of any liability that it may have to any Indemnified Party, except to the extent that the indemnifying party demonstrates that the defense of such action is prejudiced by the indemnifying party's failure to give such notice.

         (ii) If any Proceeding referred to in SECTION 10.2 is brought against an Indemnified Party and it gives notice to the indemnifying party of the commencement of such Proceeding, the indemnifying party will be entitled to participate in such Proceeding and, to the extent that it wishes (unless
(i) the indemnifying party is also a party to such Proceeding and the Indemnified Party determines in good faith that joint representation would be inappropriate, or (ii) the indemnifying party fails to provide reasonable assurance to the Indemnified Party of its financial capacity to defend such Proceeding and provide indemnification with respect to such Proceeding), to assume the defense of such Proceeding with counsel satisfactory to the Indemnified Party and, after notice from the indemnifying party to the Indemnified Party of its election to assume the defense of such Proceeding, the indemnifying party will not, as long as it diligently conducts such defense, be liable to the Indemnified Party under this ARTICLE 10 for any fees of other counsel or any other expenses with respect to the defense of such Proceeding, in each case subsequently incurred by the Indemnified Party in connection with the defense of such Proceeding, other than reasonable costs of investigation. If the indemnifying party assumes the defense of a Proceeding, (i) it will be conclusively established for purposes of this Agreement that the claims made in that Proceeding are within the scope of and subject to indemnification;
(ii) no compromise or settlement of such claims may be effected by the indemnifying party without the Indemnified Party's consent unless (A) there is no finding or admission of any violation of law or any violation of the rights of any person and no effect on any other claims that may be made against the Indemnified Party, and (B) the sole relief provided is monetary damages that are paid in full by the indemnifying party; and (iii) the indemnifying party will have no liability with respect to any compromise or settlement of such claims effected without its prior written consent. If notice is given to an indemnifying party of the commencement of any Proceeding and the indemnifying party does not, within ten days after the Indemnified Party's notice is given, give notice to the Indemnified Party of its election to assume the defense of such Proceeding, the indemnifying party will be bound by any determination made in such Proceeding or any compromise or settlement effected by the Indemnified Party.

        (iii) Notwithstanding the foregoing, if an Indemnified Party determines in good faith that there is a reasonable probability that a Proceeding may adversely affect it or its affiliates or advisors other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the Indemnified Party may, by notice to the indemnifying party, assume the exclusive right to defend, compromise, or settle such Proceeding, but the indemnifying party will not be bound by any determination of a Proceeding so defended or any compromise or settlement effected without its prior written consent (which may not be unreasonably withheld).

         (iv) With respect to any Proceeding subject to indemnification under this ARTICLE 10: (i) both the Indemnified Party and the indemnifying party, as the case may be, shall keep the other party fully informed of the Proceeding at all stages thereof where such party is not represented by its own counsel, and (ii) the parties agree (each at its own expense) to render to each other such assistance as they may reasonably require of each other and to cooperate in good faith with each other in order to ensure the proper and adequate defense of any Proceeding brought by any third party.

          (v) With respect to any Proceeding subject to indemnification under this ARTICLE 10, the parties agree to cooperate in such a manner as to preserve in full (to the extent possible) the confidentiality of all confidential business records and the attorney-client and work-product privileges. In connection therewith, each party agrees that: (i) it will use its best efforts, in any Proceeding in which it has assumed or participated in the defense, to avoid production of confidential business records (consistent with applicable law and rules of procedure), and (ii) all communications between any party hereto and counsel responsible for or participating in the defense of any Proceeding shall, to the extent possible, be made so as to preserve any applicable attorney-client work-product privilege.

      10.3. PROCEDURE FOR INDEMNIFICATION -- OTHER CLAIMS. A claim for indemnification for any matter not involving a third party claim may be asserted by notice to the party from whom indemnification is sought.

      10.4. LIMITATION ON AMOUNT.  The liability of McAlister under this
ARTICLE 10 shall be limited to an amount equal to the value of the Class B Merger Consideration received by her pursuant to the terms of this Agreement. The liability of Kelly under this ARTICLE 10 shall be limited to an amount equal to the value of the Class B Merger Consideration received by him pursuant to the terms of this Agreement. For purposes of this SECTION 10.4 only, the shares of Acquiror Common Stock issued as Class B Merger Consideration shall be valued at $2.00 per share.

                                      ARTICLE 11

                                  GENERAL PROVISIONS

      11.1. NONSURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS. All representations, warranties and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall be deemed to survive the Merger until June 30, 2000, provided, however, that the agreements contained in ARTICLE 4 and in SECTIONS 7.6, 7.8, 7.12, 11.6 and 11.4 and the agreements delivered pursuant to this Agreement shall survive the Merger indefinitely.

      11.2. NOTICES. Any notice required to be given hereunder shall be sufficient if in writing, and sent by facsimile transmission and by courier service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:

      If to the Corporation:

                             Liberty Dental Alliance, Inc.
                             3100 West End Avenue
                             Suite 1230
                             Nashville, Tennessee 37203-1385
                             Attention:  James M. Powers, Jr.

                             FAX:  (615) 783-0790

      Copy to:          Baker, Donelson, Bearman & Caldwell
                        1700 Nashville City Center
                        511 Union Street
                        Nashville, Tennessee  37219
                        Attention:  James L. McElroy

                        FAX:  615-726-0464

      If to Acquiror or Merger Sub:

                        Pentegra Dental Group, Inc.
                        2999 N. 44th Street, Suite 650
                        Phoenix, Arizona  85018
                        Attention:  Chief Executive Officer

                        FAX:  (602) 952-0544

      Copy to:          Jackson Walker L.L.P.
                        901 Main Street, Suite 6000
                        Dallas, Texas  75202
                        Attention:  James S. Ryan, III

                        FAX:  (214) 953-5822

or to such other address as any party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so telecommunicated, personally delivered or mailed.

      11.3. BINDING EFFECT; BENEFIT. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Notwithstanding anything contained in this Agreement to the contrary, except for the provisions of ARTICLE 4 and SECTIONS 7.8, 7.9, 7.11, 7.12 and 11.6 nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective heirs, successors, executors, administrators and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

      11.4. ENTIRE AGREEMENT. This Agreement, the exhibits and other documents and agreements among the parties hereto, constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, among the parties with respect thereto. No addition to or modification of any provision of this Agreement shall be binding upon any party hereto unless made in writing and signed by all parties hereto.

      11.5. AMENDMENT. This Agreement may be amended by the parties hereto, by action taken by their respective Board of Directors or a committee thereof, at any time before or after approval of matters presented in connection with the Merger by the stockholders of the Corporation, but after any such stockholder approval no amendment shall be made which by law requires the further approval of stockholders without obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

      11.6. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to its rules of conflict of laws.

      11.7. COUNTERPARTS. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the parties hereto.

      11.8. HEADINGS. Headings of the Articles and Sections of this Agreement are for the convenience of the parties only, and shall be given no substantive or interpretive effect whatsoever.

      11.9. INTERPRETATION. In this Agreement, unless the context otherwise requires, words describing the singular number shall include the plural and VICE VERSA, and words denoting any gender shall include all genders and words denoting natural persons shall include corporations and partnerships and VICE VERSA.

      11.10. WAIVERS. Except as provided in this Agreement, no action taken pursuant to this Agreement, including without limitation any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. The waiver by any party hereto of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.

      11.11. INCORPORATION OF EXHIBITS AND DISCLOSURE LETTERS. All exhibits attached hereto and referred to herein are hereby incorporated herein and made a part hereof for all purposes as if fully set forth herein.

      11.12. SEVERABILITY. If for any reason whatsoever, any one or more of the provisions of this Agreement shall be held or deemed to be inoperative, unenforceable or invalid as applied to any particular case or in all cases, such circumstances shall not have the effect of rendering such provision invalid in any other case or of rendering any of the other provisions of this Agreement inoperative, unenforceable or invalid.

      11.13. OBLIGATION OF ACQUIROR. Acquiror shall cause Merger Sub to perform each of its duties and obligations under this Agreement.

      11.14 MEDIATION AND ARBITRATION. Upon the request of any party (hereinafter referred to as a "Party"), whether made before or after the institution on any legal proceeding, any dispute among the Parties hereto in any way arising out of, related to or in connection with this Agreement (hereinafter a "Dispute"), shall be resolved in accordance with the terms of this Section (hereinafter the "Arbitration Program").

      If a Dispute between the Parties cannot be resolved through negotiation, the Parties agree first to try in good faith to settle the Dispute by mediation administered by the American Arbitration Association ("AAA") under its Commercial Mediation Rules before resorting to arbitration.
 The mediator's fees, as well as other fees and expenses related to mediation (excluding attorneys' fees), shall be paid by the Party requesting mediation.
 Mediation proceedings hereunder shall be conducted where agreed to in writing by the Parties or, in the absence of such agreement in Phoenix, Arizona or the corporate headquarters of Acquiror if other than Phoenix, Arizona as set forth in the most recent securities filing of Acquiror.

      In the event the Parties are unable to resolve a Dispute through mediation, it shall then be submitted to and resolved by binding arbitration administered by the AAA in accordance with the terms of this Arbitration Program and the Commercial Arbitration Rules of the AAA. In the event of any inconsistency between this Arbitration Program and those rules or statutes, then the terms of this Arbitration Program shall control.

      A Party may release or settle with one or more liable persons as the Party deems fit without releasing or impairing rights to proceed against any persons not so released. All statutes of limitation that would otherwise be applicable shall apply to any arbitration proceeding. All Disputes shall be decided in accordance with applicable law.

      Any Dispute wherein the claim or amount in controversy does not exceed $100,000, shall be decided by a single arbitrator (who shall have authority to render a maximum award of $100,000 including all damages of any kind, costs, and fees, including attorney's fees). Any Dispute in which the amount in controversy exceeds $100,000 shall be decided by a majority vote of three arbitrators. The arbitrators may grant any remedy or relief within the scope of this Arbitration Program and this Agreement. The arbitrators may also grant such ancillary relief as is necessary to make effective the award. In all arbitration proceedings, the arbitrators shall make specific and written findings of fact and conclusions of law. In arbitration proceedings in which the amount in controversy exceeds $100,000, in the aggregate, the Parties shall have in addition to the statutory right to seek vacation or modification of any award pursuant to applicable law, the right to seek vacation or modification of any award that is based in whole, or in part, on a incorrect or erroneous ruling of law by appeal to an appropriate court having jurisdiction; provided, however, that any such application for vacation and modification of any award based on an incorrect ruling of law must be filed in a court having jurisdiction over the Dispute within 15 days from the date the award is rendered. The arbitrators' findings of fact shall be binding on all Parties and shall not be subject to further review except as otherwise allowed by a court of law.

      To the maximum extent practicable, an arbitration proceeding hereunder shall be concluded within 180 days of the filing of the Dispute with AAA. Arbitration proceedings hereunder shall be conducted where agreed to in writing by the Parties or, in the absence of such agreement in Phoenix, Arizona or the corporate headquarters of Acquiror if other than Phoenix, Arizona as set forth in the most recent securities filing of Acquiror. The provisions of this Arbitration Program shall survive any termination, amendment, or expiration of the Documents, unless the Parties otherwise expressly agree in writing making specific reference to this Arbitration Program. To the extent permitted by applicable law, the arbitrator(s) shall have the power to award recovery of all costs and fees (including attorney's fees, administrative fees, and arbitrator's fees) to the prevailing Party. This Arbitration Program may be amended, changed, or modified only by a writing which specifically refers to this Arbitration Program and which is signed by all the Parties. If any term, covenant, condition or provision of the Arbitration Program is found to be unlawful or invalid or unenforceable, such illegality or invalidity or unenforceability shall not affect the legality, validity or enforceability of the remaining parts of this Arbitration Program, and all such remaining parts hereof shall be valid and enforceable and have full force and effect as if the illegal, invalid or unenforceable part had not been included. Each Party agrees to keep all Disputes and arbitration proceedings, including any awards or decisions, strictly confidential, except for disclosures of information required in the ordinary course of business of the Parties or by applicable law or regulation.

                              [Intentionally Left Blank]

      IN WITNESS WHEREOF, the parties have executed this Agreement and caused the same to be duly delivered on their behalf on the day and year first hereinabove written.

                                    THE CORPORATION:

                                    LIBERTY DENTAL ALLIANCE, INC.


                                    By: /s/ James M. Powers, Jr.
                                       ------------------------------

                                    Title: President
                                          ---------------------------

                                    ACQUIROR:

                                    PENTEGRA DENTAL GROUP, INC.


                                    By: /s/ Kimberlee K. Rozman
                                       ------------------------------

                                    Title: Senior Vice President
                                          ---------------------------


                                    MERGER SUB:

                                    LIBERTY ACQUISITION CORPORATION


                                    By: /s/ Kimberlee K. Rozman
                                       ------------------------------

                                    Title: Senior Vice President
                                          ---------------------------

                                     /s/ James M. Powers, Jr.
                                    -----------------------------------
                                    James M. Powers, Jr.



                                     /s/ Sylvia H. McAlister
                                    -----------------------------------
                                    Sylvia H. McAlister



                                     /s/ William Kelly
                                    -----------------------------------
                                    William Kelly